Barry G. Caldwell President and CEO

March 27, 2012

Mr. Samuel Gesten 1911

Walker Avenue

Monrovia, CA 91016

Dear Sam,

STAAR Surgical Company is pleased to offer you the position of Vice President, General Counsel, Corporate Secretary, reporting to Barry Caldwell, President and Chief Executive Officer. When you accept this offer and begin employment, your beginning wage will be $11,538.47 per bi-weekly pay period for 26 pay periods per year ($300,000 per year), in addition to all the benefits offered in our current policy. You will also accrue three weeks of vacation per year. In addition, as a member of the Executive Team, you will be entitled to Change in Control and Severance Agreements and STAAR Surgical Company will provide an Executive Health Program and a Variable Universal Executive Life Insurance policy, which would include a $500,000 death benefit.

Subject to approval by the Board of Directors, you will receive an option to purchase up to 50,000 of STAAR Surgical Company Common Stock. The grant will be effective and priced on April 2, 2012, assuming that is your first day of employment. The options will vest over a period of three years, commencing on your first day of employment.

As part of the Executive Long Term Incentive Plan you will also receive an option to purchase up to an additional 20,000 Shares of STAAR Surgical Company Common Stock and receive a grant of 7,500 Performance Accelerated Restricted Shares (PARS) subject to Board approval. These grants will be effective and priced on April 2, 2012, assuming that is your first day of employment.

In addition, you will be eligible for a target bonus of 35% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. Bonus awards are subject to recommendation by the Compensation Committee of the Board of Directors and approved by the entire Board of Directors.

Upon acceptance of this offer and the successful completion of a reference cheek, background check and drug screen, you may begin work on or before April 2, 2012.

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated "at will," with or without cause, by either you or STAAR in its sole discretion at any time.

1911 Walker Avenue, Monrovia, CA 91016	t. 626.303.7902	www.staar.com

Barry G. Caldwell President and CEO

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I9).

Sam, we are very excited about the possibility joining the STAAR Executive TEAM, helping us accomplish our mission and we hope you enjoy the many great opportunities STAAR has to offer. I look forward to you joining our TEAM.

Thank you,	Accepted by:

/s/ Barry G. Caldwell	/s/ Samuel Gesten
Barry G. Caldwell President, Chief Executive Officer and Director (principal executive officer)	Samuel Gesten Vice President General Counsel and Corporate Secretary